N-SAR Item 77H: Change in Control of Registrant

Below are the persons presumed to control Registrant’s series because such person owns more than 25% of a series based on the records of the series.

As of Jan 31st 2017
Fund	Name of Person	Ownership % of Series
COLUMBIA GOVERNMENT MONEY MARKET FUND	AMERICAN ENTERPRISE INVESTMENT SERVICES	61.88%
COLUMBIA STRATEGIC MUNICIPAL INCOME	AMERICAN ENTERPRISE INVESTMENT SERVICES	61.56%
COLUMBIA MINNESOTA TAX-EXEMPT FUND	AMERICAN ENTERPRISE INVESTMENT SERVICES	66.10%
COLUMBIA DISCIPLINED CORE FUND	AMERICAN ENTERPRISE INVESTMENT SERVICES	70.75%
COLUMBIA INFLATION PROTECTED SECURITIES FUND	AMERICAN ENTERPRISE INVESTMENT SERVICES	30.11%

As of August 1st 2016
Fund	Name of Person	Ownership % of Series